UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2010

Cypress Sharpridge Investments, Inc.

(Exact name of Registrant as specified in its charter)

Maryland	001-33740	20-4072657
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

437 Madison Avenue, 33rd Floor

New York, New York 10022

(Address of principal executive offices) (Zip code)

(Registrant’s telephone number, including area code): (212) 612-3210

Not Applicable

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 3, 2010 (the “Grant Date”) the Compensation Committee (the “Committee”) of the Board of Directors of Cypress Sharpridge Investments, Inc. (the “Company”) approved grants (the “Restricted Stock Grants”) of an aggregate of 300,000 shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), to certain employees of Sharpridge Capital Management, L.P. (“Sharpridge”). Sharpridge serves as a sub-advisor to Cypress Sharpridge Advisors, LLC (the “Manager”), which serves as the Company’s manager pursuant to a management agreement by and between the Company and the Manager. The Restricted Stock Grants were awarded pursuant to the Company’s 2006 Stock Incentive Plan. Kevin E. Grant, Frances R. Spark, Richard E. Cleary, and Thomas A. Rosenbloom, each of whom serves as an executive officer of the Company and is employed by Sharpridge, received Restricted Stock Grants of 70,000, 30,000, 30,000 and 30,000 shares of Common Stock, respectively. The Restricted Stock Grants of 30,000 or more shares will vest ratably over a five year vesting period, one-fifth of the shares vesting on each of the first five anniversary dates of the Grant Date. Such grants will be completed pursuant to the Form of Restricted Stock Award Agreement filed as an exhibit to the Company’s Current Report on Form 8-K filed on December 17, 2009 except that the vesting schedule will be revised to reflect ratable vesting. For grants of less than 30,000 shares, the shares will vest ratably over a three year vesting period, one-third of such shares vesting on each of the first three anniversary dates of the Grant Date. Such grants will be completed pursuant to the Form of Restricted Stock Award Agreement filed as an exhibit to the Company’s Current Report on Form 8-K filed on December 17, 2009. An aggregate of 260,000 shares are subject to the five year vesting period, and an aggregate of 40,000 shares are subject to the three year vesting period.

The Committee approved the Restricted Stock Grants as part of its review of the Company’s long-term compensation planning, and as a way to acknowledge and reward the employees of Sharpridge for their prior and ongoing service to the Company and the Manager, and to incentivize and retain the Company’s executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

Date: November 3, 2010	By:	/S/ RICHARD E. CLEARY
Richard E. Cleary Chief Operating Officer

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